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                                                                      EXHIBIT 11


                        BINDVIEW DEVELOPMENT CORPORATION
       STATEMENT REGARDING COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                                            QUARTER                  SIX MONTHS
                                                                        ENDED JUNE 30,             ENDED JUNE 30,
                                                                  -------------------------   --------------------------
                                                                     2000          1999          2000           1999
                                                                  -----------   -----------   -----------    -----------
Net income (loss)                                                 $       529   $        48   $    (6,146)   $    (2,563)
                                                                  ===========   ===========   ===========    ===========

Shares used in basic calculation
        Total basic shares                                             51,882        47,748        50,893         46,558

Additional shares for diluted computation:
  Effect of stock options                                               2,984         4,718         5,629          5,277
  Effect of warrants                                                       --           106            34             96
  Exclusion of share equivalents that are anti-dilutive because
               a loss was incurred                                         --            --        (5,663)        (5,373)
                                                                  -----------   -----------   -----------    -----------

        Total diluted shares                                           54,866        52,572        50,893         46,558
                                                                  ===========   ===========   ===========    ===========
Earnings (loss) per common share
  Basic                                                           $      0.01   $      0.00   $     (0.12)   $     (0.06)
  Diluted                                                         $      0.01   $      0.00   $     (0.12)   $     (0.06)
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